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Exhibit 12.1
Ratio of Combined Fixed Charges and Preferred Stock Dividends (000's)

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                                                                             For the Years Ended December 31,
                                                           ------------------------------------------------------------------------
                                                              1996         1997       1998        1999       2000          2001
                                                           ----------  -----------  ---------  ---------  -----------  ------------
                                                                                       (In thousands of Euros)
Net income (loss) from continuing operations before other
  items..................................................   (25,042)      (71,419)  (226,589)  (758,011)  (1,892,042)    4,542,769)

Fixed charges and preferred stock dividends:
     Interest, whether expensed or capitalized...........    17,459        32,100     47,355    178,448      753,231       919,570
     Preferred stock dividend requirements...............         -             -          -          -       11,743       185,094
                                                           ----------  -----------  ---------  ---------  -----------  ------------
Total fixed charges and preferred stock dividends........    17,459        32,100     47,355    178,448      764,974     1,104,664

Adjusted earnings (losses)...............................    (7,583)      (39,319)  (179,234)  (579,563)  (1,127,068)   (3,438,105)
Fixed charges and preferred stock dividends..............    17,459        32,100     47,355    178,448      764,974     1,104,664
                                                           ----------  -----------  ---------  ---------  -----------  ------------

Ratio of earnings to fixed charges and preferred stock
  dividends..............................................         -             -          -          -           -
                                                           ==========  ===========  =========  =========  ===========  ============

Euro amount of coverage deficiency.......................   (25,042)      (71,419)  (226,589)  (758,011)  (1,892,042)   (4,542,769)
                                                           ==========  ===========  =========  =========  ===========  ============
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